Exhibit (d)(1)
AGREEMENT AND PLAN OF MERGER
dated as of
May 21, 2007
by and among
OREO ACQUISITION CO., LLC.,
BRIDGEPORT NETWORKS, INC.,
HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,
HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
AND
THE SELLERS

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 21, 2007, by and among Oreo Acquisition Co., LLC (“Buyer”), a Delaware limited liability company, BridgePort Networks, Inc. (“BPN”), a Delaware corporation, Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (the “Harbinger Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Harbinger Special Situations Fund” and together the Harbinger Master Fund, and their affiliates, “Harbinger”), and Polaris Venture Partners IV, L.P., Polaris Venture Partners Entrepreneurs’ Fund IV, L.P., General Catalyst Group II, L.P., GC Entrepreneurs Fund II, L.P., Toronto Dominion Capital (U.S.A.), Inc., BCE, Inc., Michael Mulica, Edward Battle, Steven Blumenthal, Todd Carothers, Robert Day and Andre de Verteuil (each, a “Seller” and, collectively, the “Sellers”).
W I T N E S S E T H:
     WHEREAS, the Sellers beneficially own 97.99%of the shares of BPN common stock, par value $.01 per share (the “BPN Common Stock”), and 99.31% of the shares of BPN Series A-1 Preferred Stock, par value $.01 per share (the “BPN Series A-1 Preferred Stock”) set forth opposite such Seller’s name on Section 4.5(b) of the Disclosure Schedule (taken together, the “Shares”);
     WHEREAS, the board of directors of BPN has approved and adopted this Agreement and deemed this Agreement to be advisable and in the best interests of its shareholders and has approved the transactions contemplated hereby, including the merger of a Delaware corporation to be formed by Buyer as a wholly owned subsidiary of Buyer (“Acquisition Subsidiary”) with and into BPN in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”);
     WHEREAS, concurrently with the execution of this Agreement, the shareholders of BPN have approved and adopted this Agreement and the Merger in accordance with the DGCL, the BPN Certificate and the BPN Bylaws;
     WHEREAS, after the date hereof, Buyer intends to commence a tender offer (the “Tender Offer”) to purchase such number of shares of the common stock of Openwave Systems Inc. (“Openwave”) as would, when combined with other Openwave shares already owned by Buyer or any Affiliate of Buyer, give Buyer at least a majority of the outstanding shares of Openwave on a fully-diluted basis at a price and on such other terms and conditions as shall be at Buyer’s sole discretion;
     WHEREAS, after consummation of the Tender Offer, Buyer intends to propose and recommend to the Openwave board of directors that Openwave assume the rights and obligations of Buyer hereunder; and
     WHEREAS, the parties intend that, for federal income tax purposes, the merger of a wholly-owned subsidiary of Openwave with and into BPN shall be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code, and that Openwave and its wholly-owned subsidiary will each become a party to this Agreement after the consummation of the Tender Offer and prior to any steps being taken to consummate the Merger.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions.
       (a) The following terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, any such Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.
     “BPN Certificate” means the certificate of incorporation of BPN, as in effect on the date hereof.
     “BPN Bylaws” means the bylaws of BPN, as in effect on the date hereof.
     “Books and Records” means all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, client, customer and supplier lists and files, preprinted materials, art work and other similar items, however delineated.
     “Business” means the business and operations of BPN as of Closing.
     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.
     “Conversion Number” means .26.
     “Damages” means any and all (i) claims, losses, liabilities, costs, penalties, fines and amounts paid or expenses incurred (including reasonable fees for attorneys, accountants, consultants and experts), (ii) damages, (iii) obligations to third parties, (iv) expenditures, and/or (v) Judgments, awards or settlements that are imposed upon a party or otherwise incurred by such party, in each case in connection with any claim, motion, suit or proceeding or investigation, whether civil, administrative or investigative.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means United States’ generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any government or political subdivision thereof, whether federal, state, local or foreign, any agency or instrumentality of or chartered by any such government or political subdivision, any court, commission, board, tribunal or judicial authority thereof.
     “Indemnified Party” means any party asserting a claim of indemnification under Section 11.3.
     “Indemnifying Party” means any party against whom a claim of indemnification has been asserted under Section 11.3.
     “Intellectual Property” means (i) all patents and patent applications; (ii) trademarks, service marks, trademark or service mark registrations and applications, trade names, Internet domain names, logos, designs and slogans, together with all goodwill related to the foregoing; (iii) copyrights, copyright and mask works (as defined in 17 U.S.C. 901, et seq.) and registrations, renewals and applications for copyrights and mask works; (iv) all Software; and (v) all customer or client lists and data, financial marketing data, pricing and cost information, business and marketing plans, know-how, inventions, processes, formulae, algorithms, models, methodologies and trade secrets (including, without limitation, the foregoing to the extent they constitute trade secrets), in each case (i) — (v), owned or used by, or any of the foregoing rights to works under development as of the date hereof and/or the Closing Date by or on behalf of, BPN.
     “IP Agreements” means all agreements material to the operations of the Business which grant, or by which BPN has obtained any right to use or practice any rights under, any Intellectual Property (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any website).
     “IRS” means the Internal Revenue Service of the United States.
     “Judgment” means any decree, order, injunction, writ or rule of any Governmental Authority or any settlement agreement with any Person.
     “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation or Judgment.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim or restriction of any kind in respect of title or such property or asset, real or personal, tangible or intangible.
     “Litigation” means any oral or written notification of any claim, legal complaint, action, suit, arbitration, investigation or proceeding, including a Judgment of any Governmental Authority.

     “Material Adverse Effect” means, (i) with respect to BPN, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of BPN, individually or in the aggregate (other than such changes, events, occurrences or effects relating to the United States or global economy or securities markets in general that do not affect BPN disproportionately to other Persons who participate or are engaged in the lines of business in which BPN participates or is engaged or such changes, events, occurrences or effects relating to the announcement of the transactions contemplated by this Agreement) and (ii) with respect to Buyer, a material adverse effect on the ability of Buyer to timely perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement.
     “Openwave Common Stock” means the common stock, par value $.001 per share, of Openwave.
     “Person” means an individual, corporation, limited liability company, partnership, joint venture, joint stock company, association, trust, unincorporated entity or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, whether acting in an individual, fiduciary or other capacity.
     “Proprietary Software” means all Software which is owned by BPN.
     “reasonable best efforts” means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective.
     “Regulatory Approvals” means the approvals set forth in Sections 8.2(a).
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for, redeem or acquire, or any options, warrants, calls, puts or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing.
     “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

       (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
accredited investor	3.5(b)
Acquiring Person	11.2(b)
Acquisition Transaction	6.4(a)
Acquisition Subsidiary	Recitals
Acquisition Subsidiary Common Stock	2.4(a)
Agreement	Preamble
Balance Sheet Date	4.7
BPN	Preamble
BPN Common Stock	Recitals
BPN Indemnitee or BPN Indemnitees	11.2(b)
BPN Series A-1 Preferred Stock	Recitals
BPN Option Plan	2.5(a)
BPN Stock Option	2.5(b)
BPN Warrant	2.5(d)
Buyer	Preamble
Buyer Disclosure Schedule	Article 5 Introduction
Buyer Indemnitee or Buyer Indemnitees	11.2(a)
Certificates	2.6(b)
Certificate of Merger	2.2
Closing	2.1
Closing Date	2.8
Code	Recitals
common control	4.18(b)
Confidential Information	6.5
Confidentiality Agreement	7.1
consenting corporation	4.19(d)
Contract	4.9(a)
December 31, 2006 Financial Statements	4.6(a)
DGCL	Recitals
D&O Policy	7.7
Disclosure Schedule	Article 4 Introduction
Dissenting Share	2.4(d)
Effective Time	2.2
Employee Benefit Plans	4.18(a)

Term	Section
ERISA	4.18(a)
ERISA Affiliate	4.18(a)
financial statements	4.6(a)
Harbinger	Preamble
Harbinger Master Fund	Preamble
Harbinger Special Situations Fund	Preamble
Indebtedness	6.4(b)
Indemnity Shares	11.2(c)(ii)
Interim Financial Statements	4.6(b)
Leases	4.12(c)
Merger	2.1
multi-employer pension plan	4.18(b)
Non-exemption	2.4(c)(ii)
Openwave	Recitals
Openwave Shares	2.4(c)
Payment	7.4
Permits	4.11(a)
Proposed Transaction	11.2(b)
qualified	4.18(b)
Registration Statement	7.6(a)
Representative	12.3
returns	4.19(k)
Secretary of State	2.2
Seller or Sellers	Preamble
Shares	Recitals
Surviving Entity	2.1
Surviving Entity Common Stock	2.4(a)
Tax	4.19(k)
Tax Authority	4.19(b)
Tax Return	4.19(k)
Tender Offer	Recitals
Termination Fee	10.3
Third Party Claim	11.3(a)
Threshold Amount	11.2(c)(i)
works-made-for-hire	4.21(e)

       (c) For purposes of this Agreement, (i) the knowledge of a Person, including the Persons set forth in the following clause (ii), shall include knowledge of facts that any such Person would have discovered after reasonable due inquiry and (ii) the knowledge of BPN shall be deemed to be the knowledge of the Sellers.
ARTICLE 2
THE MERGER; CONVERSION OF SHARES
     2.1 The Merger. Upon the terms and subject to conditions of this Agreement at the closing of the transactions contemplated herein (the “Closing”) and in accordance with the DGCL, at the Effective Time, Acquisition Subsidiary shall be merged (the “Merger”) with and into BPN and the separate corporate existence of Acquisition Subsidiary shall thereafter cease. After the Merger, BPN shall continue as the surviving entity (sometimes hereinafter referred to as the “Surviving Entity”). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the consummation of the Merger, all the rights, privileges, immunities, powers and franchises of BPN and Buyer shall vest in the Surviving Entity and all obligations, duties, debts and liabilities of BPN and Buyer shall be the obligations, duties, debts and liabilities of the Surviving Entity.
2.2 Effective Time. On the Closing Date, Buyer and BPN will cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in such form and executed as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State or, subject to the DGCL, such time as is agreed upon by the parties and specified in the Certificate of Merger; such time is hereinafter referred to as the “Effective Time.”
     2.3 Organizational Documents; Directors and Officers.
       (a) Pursuant to the Merger, the certificate of incorporation and by-laws of Acquisition Subsidiary, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Entity until thereafter amended as provided by Law.
       (b) The officers and directors of Buyer shall, from and after the Effective Time, be the members of the Surviving Entity until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Entity.
     2.4 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
       (a) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Acquisition Subsidiary (“Acquisition Subsidiary Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Entity (“Surviving Entity Common Stock”). Each certificate representing outstanding shares of Acquisition Subsidiary Common

Stock shall at the Effective Time represent an equal number of shares of Surviving Entity Common Stock.
       (b) Cancellation of Treasury Stock. All shares of BPN Common Stock that are owned by BPN as treasury stock shall be canceled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.
       (c) Conversion of BPN Capital Stock. The capital stock of BPN shall be converted as follows:
     (i) each issued and outstanding share of BPN Series A-1 Preferred Stock shall be converted into the right to receive the number of shares of Openwave Common Stock equal to the Conversion Number; and
     (ii) each issued and outstanding share of BPN Common Stock shall be converted into the right to receive the number of shares of Openwave Common Stock equal to the Conversion Number; provided, however, that in the event that Openwave determines in its reasonable judgment that any such issuance would result in there not being a valid exemption from the registration requirements under the Securities Act for such issuance (a “Non-exemption”) then, in lieu of receiving Openwave Common Stock each such share of BPN Common Stock held by each shareholder of BPN whose status would otherwise cause such Non-exemption shall be converted into the right to receive $2.16; provided further however that such aggregate cash amount shall not exceed $2,000,000.
The shares of Openwave Common Stock issued pursuant to this Section 2.4(c) shall be referred to herein as “Openwave Shares.”
       (d) Dissenting Shares.
     (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of BPN Common Stock the holder of which has not voted in favor of the Merger has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL, and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive the consideration pursuant to Section 2.4(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the consideration pursuant to Section 2.4(c).
     (ii) BPN shall give Buyer (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by BPN and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. BPN will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.
     2.5 Employee Stock Options and Warrants.
       (a) Subject to the terms and conditions of the BridgePort Networks, Inc. 2003 Stock Plan (the “BPN Option Plan”) and the stock option agreements executed pursuant thereto, the BPN Option Plan and each option to purchase BPN Common Stock granted thereunder that is outstanding at the Effective Time shall be assumed by Buyer and continued in accordance with their respective terms and each such option shall become a right to purchase a number of shares of Openwave Common Stock, as more fully described below. Prior to the Effective Time, the board of directors of BPN shall take all action necessary so that each BPN Stock Option (as defined below) shall be vested in full immediately prior to the Effective Time.
       (b) At the Effective Time, each outstanding option to purchase shares of BPN Common Stock (a “BPN Stock Option”) under the BPN Option Plan, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such BPN Stock Option (subject to the acceleration of vesting in accordance with the terms of the BPN Stock Options), a number of shares of Openwave Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of BPN Common Stock issuable upon exercise of the option immediately prior to the Effective Time and (ii) the Conversion Number; and the option exercise price per share of Openwave Common Stock at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (iii) the option exercise price per share of BPN Common Stock at which such option is exercisable immediately prior to the Effective Time by (iv) the Conversion Number.
       (c) Subject to the terms and conditions of the applicable warrant agreement, each warrant to purchase BPN Common Stock that is outstanding at the Effective Time shall be assumed by Buyer and continued in accordance with their respective terms and each such warrant shall become a right to purchase a number of shares of Openwave Common Stock, as more fully described below.
       (d) At the Effective Time, each outstanding warrant to purchase shares of BPN Common Stock (a “BPN Warrant”) shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such BPN Warrant, a number of shares of Openwave Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of BPN Common Stock issuable upon exercise of the warrant immediately prior to the Effective Time and (ii) the Conversion Number; and the warrant exercise price per share of Openwave Common Stock at which such warrant is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (iii) the warrant exercise price per share of BPN Common Stock at which such warrant is exercisable immediately prior to the Effective Time by (iv) the Conversion Number.

     2.6 Exchange of Certificates.
       (a) At the Effective Time, Openwave shall deliver to each Seller a certificate or certificates representing the Openwave Shares that such Seller is to receive under Section 2.4(c) in exchange for such Seller’s certificate of BPN Common Stock.
       (b) As soon as reasonably practicable after the Effective Time, Openwave shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of BPN Common Stock (the “Certificates”) whose shares are converted into cash pursuant to the proviso Section 2.4(c)(ii) into the right to receive the cash consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Buyer and shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration. Upon surrender of a Certificate for cancellation to Buyer, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the cash consideration per share of BPN Common Stock represented thereby, which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of BPN Common Stock which is not registered in the transfer records of BPN, the cash consideration may be issued to a transferee if the Certificate representing such BPN Common Stock is presented to Buyer accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the cash consideration per share of BPN Common Stock represented thereby as contemplated by this Article 2.
       (c) The consideration paid and the Openwave Shares delivered upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of capital stock of BPN represented thereby. From and after the Effective Time, the stock transfer books of BPN shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of capital stock of BPN which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Section.
       (d) Notwithstanding any provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of Openwave Shares will be issued in exchange for Certificates, no dividend or other distributions with respect to Openwave Shares will be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Buyer. In lieu of such fractional share interests, Buyer shall deliver to the Representative on behalf of each holder of Shares who would otherwise be entitled to receive a fractional share of Openwave Shares an amount in cash equal to the fractional share interest of Openwave Shares to which such holder (after taking into account all Shares held immediately prior to the Effective Time by such holder) would otherwise be entitled, multiplied by the per share value of Openwave Shares.
     2.7 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller in respect of which such deduction and withholding was made by Buyer.
     2.8 The Closing. The transactions described in Section 2.2 shall be deemed to occur simultaneously and unless all of the transactions described in Section 2.2 are in fact effected at the Closing, none of such transactions shall become effective and the Closing shall not have taken place. The Closing shall take place (i) on the date (the “Closing Date”) that is the third Business Day to occur after the date on which the last of the conditions set forth in Article 9 (other than conditions that by their terms are to be satisfied on the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) on such other date as the parties may agree in writing. The Closing shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York, at 10:00 a.m., local time, on the Closing Date.
     2.9 Aggregate Consideration. Notwithstanding anything herein to the contrary, the aggregate value to be delivered to the shareholders of BPN in connection with the Merger shall equal $45 million in value, comprised of (i) the aggregate number of shares of Openwave Common Stock delivered to all shareholders of BPN multiplied by $8.30, plus (ii) the aggregate cash, if any, paid to all shareholders of BPN, plus (iii) the value attributable to BPN Stock Options and BPN Warrants (less the aggregate exercise price thereof).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each Seller, severally, represents and warrants to Buyer as of the date hereof and as of the Effective Time as follows:
     3.1 Ownership of the Shares. Each Seller (i) owns that number of Shares set forth opposite such Sellers’ name on Section 4.5(b) of the Disclosure Schedule, (ii) upon delivery of the Shares held by such Seller to Buyer pursuant to this Agreement in consideration of Buyer’s payments therefor and the compliance by Buyer with this Agreement, such Shares will be free and clear of all Liens, other than any Liens created by or in respect of Buyer or its Affiliates, obligations or status and (iii) the Merger will not give rise to any Rights, preemptive rights or rights of first refusal with respect to such Shares and such Seller does not otherwise have any Rights with respect to the capital stock of BPN.
     3.2 Authorization. Assuming due execution and delivery by the other parties hereto, this Agreement is a valid and legally binding obligation of each Seller, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii)

the availability of equitable remedies may be limited by equitable principles of general applicability.
     3.3 Non-Contravention. The execution, delivery and performance of this Agreement by each Seller does not and will not (i) violate any Law or Judgment applicable to such Seller, (ii) result in the creation or imposition of any Lien on any of the Shares and/or Rights held by him or (iii) require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of such Seller or a loss of any benefit to which such Seller is entitled under any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, permit, franchise or other instrument or obligation to which such Seller is a party or by which such Seller or such Seller’s properties are bound or affected.
     3.4 Finders’ Fees. Other than Mooreland Partners LLC, there is no investment banker, broker, trader or other intermediary which has been retained by or is authorized to act on behalf of any Seller and which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, which fee or commission has been disclosed to Buyer.
     3.5 Acquisition of Openwave Shares for Investment; Ability to Evaluate and Bear Risk.
       (a) Each Seller is acquiring the Openwave Shares not with a view toward, or for sale in connection with, any distribution in violation of the Securities Act. Each Seller acknowledges and agrees that the Openwave Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Seller will acquire the Openwave Shares for its own account for the purpose of investment, and such Seller will refrain from transferring or otherwise disposing of any of the Openwave Shares, or any interest therein, in such manner as to cause Buyer to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky Laws.
       (b) Each Seller (i) is able to bear the economic risk of holding the Openwave Shares for an indefinite period, (ii) can afford to suffer the complete loss of its investment in the Openwave Shares and (iii) has knowledge and experience in financial and business matters such that such Seller is capable of evaluating the risks of the investment in the Openwave Shares. Each Seller acknowledges that such Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.
       (c) Each Seller acknowledges and agrees that, until no longer required by applicable Law, the certificates evidencing the shares of Openwave Shares issued under this Agreement shall contain a legend substantially as follows:
“The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares represented by this certificate may only be sold or transferred if they are at the time registered under the Securities Act of 1933 or if the sale or transfer thereof is not required to be so registered or is made pursuant to an exemption from registration provided by said Act or the rules and regulations promulgated thereunder.”
     (d) No Seller beneficially owns any shares of Openwave Shares as such term is defined in the Openwave Rights Agreement, dated August 8, 2000, between Phone.com (Openwave’s predecessor-in-interest) and U.S. Stock Transfer Corporation.
ARTICLE 4
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF BPN AND SELLERS
     Prior to the date hereof, BPN and the Sellers have delivered to Buyer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article 4 or to one or more of their covenants contained in Article 6. BPN and each Seller, jointly and severally, represents and warrants to Buyer as of the date hereof and as of the Effective Time as follows:
     4.1 Corporate Existence and Power.
       (a) Each of BPN and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to own, lease and operate its properties and assets and to conduct its business as now conducted and to carry out its responsibilities under this Agreement. Each of BPN and its Subsidiaries has heretofore delivered to Buyer a true and complete copy of each of its certificate of incorporation, bylaws or similar constituent documents. Except as set forth in Section 4.1 of the Disclosure Schedule, each of BPN and its Subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where such qualification is necessary.
     4.2 Authorization. BPN and its Subsidiaries have the requisite corporate power and authority, and have taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of their obligations under, this Agreement and the consummation of the transactions contemplated hereby. Assuming due execution and delivery by the other parties hereto, this Agreement is a valid and legally binding obligation of BPN and its Subsidiaries, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. The board of directors of BPN and its Subsidiaries and shareholders of BPN and its Subsidiaries have taken all necessary action to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

     4.3 Governmental Authorization. Except for (i) the filing of the Certificate of Merger with the Secretary of State, (ii) any filings necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as appropriate, and (iii) consents, approvals, filings and registrations identified in Section 4.3 of the Disclosure Schedule, the execution, delivery and performance by BPN and its Subsidiaries of this Agreement and the consummation of the transactions as contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.
     4.4 Non-Contravention. The execution, delivery and performance of this Agreement by BPN and its Subsidiaries does not and will not (i) violate the BPN Certificate or BPN Bylaws or the certificate of incorporation, bylaws or constituent documents of any Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.3 and Section 4.3 of the Disclosure Schedule, violate any applicable Law or Judgment, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of BPN or its Subsidiaries or to a loss of any benefit to which BPN or its Subsidiaries is entitled under, any material agreement or other material instrument binding upon BPN or its Subsidiaries or any license, franchise, permit or other similar authorization held by BPN or its Subsidiaries or (iv) result in the creation or imposition of any material Lien on any asset of BPN or its Subsidiaries.
     4.5 Capitalization.
       (a) Section 4.5(a) of the Disclosure Schedule sets forth the authorized and the issued capital stock of BPN and all Rights in respect thereof. BPN has no other outstanding capital securities or Rights in respect of such capital securities and there are no existing contracts, commitments, understandings or arrangements by which BPN may become bound to issue additional capital securities or Rights in respect of such capital securities.
       (b) Section 4.5(b) of the Disclosure Schedule sets forth a true, complete and correct list of each holder of capital stock or Rights of BPN and the number of Shares or Rights each holder holds as of the date hereof. As of the Effective Time, the Shares will be the only shares of capital stock of, or other equity interest in, BPN. All outstanding capital securities of BPN have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding obligations of BPN to issue, repurchase, redeem or otherwise acquire, or make any payment in respect of, any capital securities of BPN or Rights relating thereto.
       (c) Except as disclosed in Section 4.5(c) of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of BPN are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by BPN, directly or indirectly, free and clear of any Liens. There are no outstanding obligations of any Subsidiary of BPN to issue, repurchase, redeem or otherwise acquire, or make any payment in respect of, any capital securities of any Subsidiary of BPN or Rights relating thereto.

     4.6 Financial Statements.
       (a) Set forth in Section 4.6(a) of the Disclosure Schedule are true, correct and complete copies of the unaudited financial statements of BPN and its Subsidiaries as of December 31, 2006 (the “December 31, 2006 Financial Statements”). The December 31, 2006 Financial Statements are complete and correct in all material respects and present fairly the financial condition of BPN and its Subsidiaries as of the dates thereof and its statements of income and cash flows and changes in equity for the periods then ended (except as may be disclosed in the notes thereto) and have been or will have been prepared in accordance with GAAP applied on a consistent basis. For purposes of this Agreement, “financial statements” means the statement of financial condition and the related statements of income, and, with respect to the audited financial statements, changes in equity and cash flows of BPN and its Subsidiaries as of December 31, 2006.
       (b) Set forth in Section 4.6(b) of the Disclosure Schedule are true, correct and complete copies of the unaudited financial statements of BPN and its Subsidiaries for the 3-month period ended on March 31, 2007 (collectively, the “Interim Financial Statements”). The Interim Financial Statements are complete and correct in all material respects and present fairly the financial condition of BPN and its Subsidiaries as of such dates, and the results of its operations and cash flows for the periods then ended (except for year-end audit adjustments and as may be disclosed in the notes thereto) and have been prepared in accordance with GAAP applied on a consistent basis.
       (c) The financial statements have been prepared from the Books and Records of BPN and its Subsidiaries.
       (d) Each Subsidiary of BPN is treated as a consolidated subsidiary of BPN in the December 31, 2006 Financial Statements and Interim Financial Statements.
     4.7 Absence of Material Adverse Changes; Conduct of Business. Since March 31, 2007 (the “Balance Sheet Date”), (i) there has not been any event that, individually or together with all other events, has had or is reasonably likely to have a Material Adverse Effect on BPN or its Subsidiaries, (ii) no action has been taken by BPN, its Subsidiaries or the Sellers which, if taken after the date hereof, would be a violation of subsections 6.1(i)-(xvii) and (iii) except as contemplated or required by this Agreement or as set forth in Section 4.7 of the Disclosure Schedule, the Business has been conducted in all material respects in the ordinary course consistent with past practice.
     4.8 No Undisclosed Liabilities. At and since the Balance Sheet Date, neither BPN nor its Subsidiaries has incurred or become aware of any liability of a kind required to be disclosed as a liability on a balance sheet in accordance with GAAP, other than:
     (i) liabilities disclosed, reflected or reserved against in the Balance Sheet or disclosed in the notes thereto or provided for therein;
     (ii) liabilities identified on Section 4.8 of the Disclosure Schedule; or

     (iii) liabilities incurred in the ordinary course of business consistent with past practice.
Except as identified on Section 4.8 of the Disclosure Schedule, neither BPN nor its Subsidiaries has any knowledge of any facts or circumstances, including, without limitation, under any agreements or understandings, written or oral, with clients of BPN or its Subsidiaries, which are reasonably likely to result in any obligation, loss or liability to BPN, its Subsidiaries or the Surviving Entity outside of the ordinary course of business in excess of $100,000, individually or in the aggregate. As of the date hereof, total Indebtedness of BPN and its Subsidiaries does not exceed $1,200,000. As of the Closing Date, neither BPN nor its Subsidiaries will have any outstanding debt or other obligations of any kind to repay borrowed money, or any interest or termination or other fees with respect thereto, whether due and payable or which may become due and payable in the future upon notice and/or lapse of time or otherwise.
     4.9 Contracts.
       (a) Sections 4.9 and 4.18 of the Disclosure Schedule set forth a true, complete and correct list of all of the following types of contracts, agreements and understandings (oral or written) to which BPN or its Subsidiaries is a party or by which its assets are bound that are (other than those that were entered into in the ordinary course of business consistent with past practice and will terminate by their terms within 60 days of the date hereof or that are terminable upon no more than 60 days’ notice without any material termination or similar fee or expense coming due from BPN or its Subsidiaries) (each, a “Contract”):
     (i) any agreement for the purchase or sale of materials, supplies, goods, services, equipment or other assets that provides for either payments or potential payments of (A) $125,000 or more annually or (B) payments of $250,000 or more in the aggregate;
     (ii) any partnership, joint venture or other similar agreement or arrangement, or any options or rights to acquire from any Person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities, of such Person;
     (iii) any agreement relating to the acquisition or disposition of any portion of the Business (whether by merger, sale of stock, sale of assets or otherwise);
     (iv) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, the creation of indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed, secured by any asset or otherwise creating a Lien);
     (v) any agreement or series of related agreements which creates future payment obligations in excess of $125,000 and which by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less;
     (vi) any exclusive dealing agreement, joint marketing agreement or any other agreement that limits the freedom of BPN or its Subsidiaries to compete in any line of business in which BPN or its Subsidiaries is currently engaged or is proposed to engage in;
     (vii) any compensation, employment, severance, supplemental retirement or other similar agreement or arrangement with any employee or former employee of BPN or its Subsidiaries under which annual payments of $125,000 or more, in the aggregate, may be required;
     (viii) any agreement where any shareholder, officer, director, employee or Affiliate of BPN or its Subsidiaries or any member of the immediate family of any such natural persons, has any interest whatsoever, whether directly or indirectly, including through any Person the capital stock or other equity of which more than five percent (5%) is owned or is otherwise controlled by any of such natural persons or their respective Affiliates;
     (ix) agreements obligating third parties to maintain confidentiality of confidential information relating to BPN or its Subsidiaries or obligating BPN or its Subsidiaries to maintain confidentiality of confidential information relating to a third party, other than (A) standard forms of agreements between BPN or its Subsidiaries and their respective directors, officers and employees, or plan sponsor clients, (B) confidentiality agreements executed in connection with a proposed sale of BPN or its Subsidiaries, (C) agreements entered into in the ordinary course of business, and (D) “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any website;
     (x) any agreement, commitment or arrangement pursuant to which BPN or its Subsidiaries has agreed to indemnify a third party, other than standard forms of agreements between BPN or its Subsidiaries and their plan sponsor clients;
     (xi) any agreement not to hire or solicit any Person or group of Persons, including as an employee, consultant or otherwise;
     (xii) any agreement not to purchase or otherwise acquire the securities of any Person; or
     (xiii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to BPN or its Subsidiaries.
       (b) Each Contract is a valid, binding and enforceable agreement of BPN or its Subsidiaries. Neither BPN nor its Subsidiaries has knowledge of, and has received no notice of, any violation of any Contract by any of the other parties thereto. With respect to each Contract, none of BPN, its Subsidiaries or, to the knowledge of BPN or its Subsidiaries, any other party is in breach or default thereunder and no event has occurred which with notice or lapse of time or both would constitute a breach or default thereunder or give rise to any right of termination, modification or acceleration of any right or obligation of any party thereunder or result in loss of any benefit to which BPN or its Subsidiaries is entitled thereunder or which could result in any claims for Damages, except for any breaches, defaults, terminations, modifications, accelerations or claims for Damages which have been cured or waived or which are not material to the Business.
     4.10 Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Litigation pending or, to the knowledge of BPN or its Subsidiaries, threatened against or affecting BPN or its Subsidiaries or any properties or any employee, officer or director of BPN or its Subsidiaries or any of its past subsidiaries, if any, each in his capacity as such, before any Governmental Authority. Except as set forth in Section 4.10 of the Disclosure Schedule, neither BPN nor its Subsidiaries is not subject to any Judgment.
     4.11 Compliance with Laws; Agreements with Regulatory Agencies.
       (a) Each of BPN and its Subsidiaries has all material licenses, franchises, permits, certificates of authority, orders and approvals, or other similar authorizations affecting, or relating in any way to, the assets or business of BPN and its Subsidiaries taken as a whole (the “Permits”), and has made all filings, applications and registrations with Governmental Authorities that are required in order to permit it to carry on its businesses as presently conducted, and such Permits and registrations are in full force and effect in all material respects. Neither BPN nor its Subsidiaries is in material default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any Permit. Section 4.11 of the Disclosure Schedule lists the material registrations, qualifications and licenses held (i) by BPN or its Subsidiaries and (ii) employees of BPN or its Subsidiaries which, in the case of this clause (ii), are necessary for the Business.
       (b) Each of BPN and its Subsidiaries has conducted the Business in material compliance with all Laws and Judgments applicable thereto.
     4.12 Properties.
       (a) Each of BPN and its Subsidiaries has good title to, or in the case of leased property has valid leasehold interests in, all material property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for property and assets sold or transferred since the Balance Sheet Date in the ordinary course of business consistent with past practice. Such property and assets constitute all of the property and assets used in or necessary for the conduct of the Business as conducted as of the Effective Time. Except as set forth on 4.12(a) of the Disclosure Schedule, none of the material property or assets BPN or its Subsidiaries (except that sold or transferred since the Balance Sheet Date in the ordinary course of business consistent with past practice) is subject to any Liens, except:
     (i) Liens securing liabilities disclosed on the Balance Sheet; or
     (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet).
       (b) BPN and its Subsidiaries do not own any real property.

       (c) Section 4.12(c) of the Disclosure Schedule sets forth a list as of the date hereof of all leases of real property, identifying separately each lease, to which BPN or its Subsidiaries is a party (collectively, the “Leases”). BPN and its Subsidiaries have delivered or otherwise made available to Buyer a true, complete and correct copy of each Lease (including all amendments thereto). Each Lease is a valid and binding agreement of BPN or its Subsidiaries and, to the knowledge of BPN or its Subsidiaries, the other party or parties thereto, and in full force and effect, and BPN or its Subsidiaries know of no, and have received no notice of any, violation of any Lease by any of the other parties thereto. With respect to each Lease, none of BPN, its Subsidiaries or, to the knowledge of BPN or its Subsidiaries, any other party, is in breach or default thereunder and no event has occurred which with notice or lapse of time or both would constitute a breach or default thereunder or give rise to any right of termination, modification or acceleration thereunder of any right or obligation of any party thereunder or result in a loss of any benefit to which BPN or its Subsidiaries is entitled thereunder, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived or which are not material.
     4.13 Insurance Coverage. Section 4.13 of the Disclosure Schedule contains a list of all material policies of fire, liability, production, completion bond, errors and omissions, workers’ compensation, fidelity and other forms of insurance owned or held by BPN and its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. During the last three years, neither BPN nor its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.
     4.14 Licenses and Permits. Each Permit of BPN and its Subsidiaries is valid and in full force and effect and, assuming compliance with the matters referred to in Section 4.3, none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
     4.15 Books and Records. The Books and Records of BPN and its Subsidiaries accurately reflect all material action taken and authorizations made at meetings of the board of directors or any committees thereof and at any shareholder meetings of BPN or its Subsidiaries and have been maintained in accordance with GAAP in all material respects and in accordance with good business practices and all applicable Law.
     4.16 Finders’ Fees. Other than Mooreland Partners LLC, there is no investment banker, broker, trader or other intermediary which has been retained by or is authorized to act on behalf of BPN or its Subsidiaries and which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, which fee or commission has been disclosed to Buyer.
     4.17 Labor Matters.
       (a) Neither BPN nor its Subsidiaries is a party to any collective bargaining agreement with any labor organization, and neither BPN nor its Subsidiaries has agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of BPN or its Subsidiaries. There is no union representation or organizing effort pending or, to the knowledge of BPN or its Subsidiaries, threatened against BPN or its Subsidiaries. Neither BPN nor its Subsidiaries is engaged in any unfair labor practice and, to the knowledge of BPN or its Subsidiaries, there is no unfair labor practice complaint pending or threatened against BPN or its Subsidiaries before the National Labor Relations Board. There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of BPN or its Subsidiaries, threatened against or affecting BPN or its Subsidiaries and during the past three years there has not been any such action.
       (b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, neither BPN nor its Subsidiaries has experienced a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law) since three months prior to the date of this Agreement.
     4.18 Employee Benefit Matters.
       (a) Section 4.18(a) of the Disclosure Schedule sets forth a true and complete list of each employee or director benefit plan, program, policy, arrangement or agreement, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any stock purchase, stock option, profit sharing, restricted stock, deferred stock, stock appreciation rights, phantom stock, leave of absence, layoff, day or dependent care, legal services, cafeteria benefits, life insurance, health insurance, accident insurance, disability insurance, workmen’s compensation or other insurance, severance, employment or change of control plan, program or agreement and any bonus, incentive, deferred compensation, vacation or fringe benefit plan, program or agreement (collectively, the “Employee Benefit Plans”) sponsored, maintained, contributed to or required to be contributed to currently or in the past five years by BPN, its Subsidiaries or any Person who, together with BPN or its Subsidiaries, is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any current or former employee or director of BPN or its Subsidiaries or under which BPN or its Subsidiaries could have present or future liability.
       (b) (i) Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with all applicable Laws, including, but not limited to, ERISA, the Code, and in each case the regulations thereunder, and none of BPN, its Subsidiaries or any ERISA Affiliate has received any claim or notice that any such Employee Benefit Plan is not in compliance with all applicable Laws and prohibited transactions exemptions; (ii) each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter, and, to the knowledge of BPN or its Subsidiaries, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former directors or employees of BPN or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no liability (other than for premiums due to the Pension Benefits Guaranty Corporation which premiums have been paid when due) under Title IV of ERISA has been incurred by BPN or its Subsidiaries or any entity under “common control” with BPN or its Subsidiaries within the meaning of Sections 414(b), (c), (m) or (o) of the Code that has not been satisfied in full; (v) no Employee Benefit Plan is subject to Title IV of ERISA or is a “multi-employer pension plan” (as such term is defined in Section 3(37) of ERISA); (vi) to the knowledge of BPN or its Subsidiaries, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto; (vii) each Employee Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax Benefits complies with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax Benefits; (viii) none of BPN, its Subsidiaries or any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Employee Benefit Plans or any related trust agreement or insurance contract; (ix) all contributions and other payments required to be made by BPN, its Subsidiaries or any ERISA Affiliate to any Employee Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP; and (x) there are no material outstanding liabilities of, or related to, any Employee Benefit Plan, other than liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plan.
       (c) Except as set forth in Section 4.18(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any director or any employee of BPN or its Subsidiaries under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.
     4.19 Taxes.
       (a) All material Tax Returns required to be filed by BPN or its Subsidiaries have been timely filed or requests for extensions to file such Tax Returns have been validly filed or granted and have not expired, and all such Tax Returns are true, accurate and complete in all material respects and all material Taxes of BPN or its Subsidiaries that are due and owing have been timely paid, except for any such Taxes being contested in good faith as set forth in Section 4.19(a) of the Disclosure Schedule. Each of BPN and its Subsidiaries have complied in all material respects with all applicable Laws and Judgments relating to Taxes required to be withheld or collected by or with respect to BPN or its Subsidiaries, including, without limitation, Taxes required to be withheld pursuant to Sections 1441 and 1442 of the Code and Taxes required to be withheld from employee wages. There are no Liens on any assets of BPN or its Subsidiaries except Liens for current Taxes not yet due.

       (b) Except as set forth in Section 4.19(b) of the Disclosure Schedule, there has not been any audit of any material Tax Return of BPN or its Subsidiaries and no audit of any such Tax Return is in progress and neither BPN nor its Subsidiaries has been notified by any Governmental Authority responsible for the determination, assessment or collection of Taxes (“Tax Authority”) that any such audit is contemplated or pending. No material Tax deficiency or claim for a material amount of additional Taxes of BPN or its Subsidiaries has been asserted or, to the knowledge of BPN or its Subsidiaries, threatened to be asserted by any Tax Authority. No extension of time with respect to any date on which a material Tax Return of BPN was or is to be filed is in force, and no waiver or agreement is in force for the extension of time for the assessment or payment of any material Tax. Neither BPN nor its Subsidiaries have been informed by any jurisdiction that the jurisdiction believes that BPN or its Subsidiaries was required to file any Tax Return that was not filed.
       (c) Neither BPN nor its Subsidiaries has agreed to, and is not required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
       (d) Neither BPN nor its Subsidiaries has actual or potential liability for any Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract, or otherwise.
       (e) Neither BPN nor its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
       (f) Neither BPN nor its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
       (g) Neither BPN nor its Subsidiaries has made any payment, is obligated to make any payment and is a party to any agreement (including this Agreement) that could result in the disallowance of any deductions under Section 280G of the Code or the applicable proposed Treasury regulations thereunder. Neither BPN nor its Subsidiaries is a party to any agreement, including this Agreement, under which a person is entitled to receive a “gross-up” or other indemnity in respect of any liability under Section 4999 of the Code or any analogous provision of state, local or other Law.
       (h) Neither BPN nor its Subsidiaries is and has been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355.
       (i) For purposes of this Agreement, “Tax” or “Taxes” includes all federal, state, local and foreign taxes or similar assessments, including income, sales, gross receipts, excise, use, value added, royalty, franchise, payroll, withholding, property and import taxes and any similar imposts or duties and any additions to tax, interest and penalties related thereto. For purposes of this Agreement, the term “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a Tax Authority in connection with Taxes (collectively, “returns”), any amended returns and claims for refund.

       (j) Neither BPN nor its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by BPN or its Subsidiaries, and the Internal Revenue Service has not proposed an adjustment or change in accounting method; no income of BPN or its Subsidiaries that economically accrued prior to the Closing will be recognized as taxable income after the Closing as a result of BPN or its Subsidiaries being a party to an installment sale in an open transaction or otherwise.
     4.20 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that is reasonably likely to result in the imposition, on BPN or its Subsidiaries of any material liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened in writing against BPN or its Subsidiaries. To the knowledge of BPN or its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation.
     4.21 Intellectual Property.
       (a) BPN and its Subsidiaries own, or are licensed to use, all material Intellectual Property necessary to conduct the Business as currently conducted free and clear of all Liens; and BPN and its Subsidiaries are, and/or shall be by the substantial completion of its development, the exclusive owners of all rights, title and interest in and to the Intellectual Property under development by or on behalf of BPN or its Subsidiaries as of the date hereof and/or the Closing Date. The use of all such Intellectual Property in the conduct of the Business does not and, with respect to such Intellectual Property under development, shall not infringe, violate or dilute any intellectual property rights (other than patents) of any person or entity (and, to the knowledge of BPN or its Subsidiaries, any patents of any person or entity).
       (b) Section 4.21(b) of the Disclosure Schedule sets forth, to the extent owned by BPN or its Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations and copyright applications. BPN and its Subsidiaries are the exclusive owners of all Intellectual Property listed in Section 4.21(b) of the Disclosure Schedule.
       (c) Except as set forth in Section 4.21(c) of the Disclosure Schedule:
     (i) no claims, or threat of claims, have been asserted by any person or entity (A) relating to the use of any Intellectual Property in the conduct of the Business, or (B) challenging or questioning the validity or effectiveness of any IP Agreements;

     (ii) no settlement agreements, consents, Judgments, forbearance to sue or similar obligations limit or restrict the rights in and to any Intellectual Property of BPN or its Subsidiaries;
     (iii) neither BPN nor its Subsidiaries have licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the IP Agreements or pursuant to “click-wrap agreements,” “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the standard terms of use or service for any website; and
     (iv) to the knowledge of BPN or its Subsidiaries, no third party has previously misappropriated, infringed, diluted or violated or is currently misappropriating, infringing, diluting or violating any Intellectual Property owned by BPN or its Subsidiaries.
       (d) Except as set forth in Schedule 4.21(d), BPN and its Subsidiaries have made reasonable efforts to protect the secrecy of the trade secrets, and at a minimum has required its employees and independent contractors having access to trade secrets to execute written non-disclosure agreements. Except as set forth in Schedule 4.21(d), to the knowledge of BPN or its Subsidiaries, no trade secret has been disclosed or authorized to be disclosed to any employee or independent contractor other than pursuant to a non-disclosure agreement, and there exists no material violation of the confidentiality provisions in any of the employee or independent contractor agreements of BPN or its Subsidiaries.
       (e) Except as set forth in Schedule 4.21(e), all material Proprietary Software of BPN and its Subsidiaries was either developed (i) by employees of BPN or its Subsidiaries within the scope of their employment duties; (ii) by independent contractors as “works-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101, pursuant to written agreement; or (iii) by third parties who have assigned all of their rights therein to BPN or its Subsidiaries pursuant to a written agreement. Except as set forth in Schedule 4.21(e), no former or present employees, officers or directors of BPN or its Subsidiaries retain any rights of ownership or use of the Proprietary Software, and no employees or third parties who have developed or participated in the development of the Proprietary Software have any claims to any rights therein.
       (f) To the knowledge of BPN or its Subsidiaries, the Proprietary Software is not contaminated by material bugs, viruses, or other harmful computer programming code, and does not contain any program, code or device incorporated therein so that when such Proprietary Software is operated in its intended manner on correctly functioning computer hardware, the intended and actual result is not the material corruption of data stored or processed by the system or the deactivation or disabling of the system.
       (g) Except as set forth in Section 4.21(g) of the Disclosure Schedule, BPN and its Subsidiaries maintain possession over the Software and the documentation (including, without limitation, user guides) reasonably necessary to use the Software, and BPN and its Subsidiaries maintain possession and control over the source code and/or such other documentation

(including, without limitation, user guides and specifications) for the Proprietary Software reasonably necessary to use, maintain, and modify the Proprietary Software.
     4.22 Bank Accounts. Set forth in Section 4.22 of the Disclosure Schedule is the name of each bank, safe deposit company or other financial institution in which BPN or its Subsidiaries has an account, lock box or safe deposit box or otherwise holds any funds for BPN or its Subsidiaries and the names of all Persons authorized to draw thereon or have access thereto, and, as of the Closing, no Seller shall be authorized to draw thereon or have access thereto.
     4.23 Potential Conflicts of Interest. Except as set forth in Section 4.23 of the Disclosure Schedule, no shareholder, officer or director of BPN or its Subsidiaries: (i) except solely by virtue of owning Shares, owns, directly or indirectly, in whole or in part, any property or assets which BPN or its Subsidiaries is currently using or which is necessary for the business of BPN or its Subsidiaries as currently conducted or as currently contemplated to be conducted by BPN or its Subsidiaries; (ii) has any claim against BPN or its Subsidiaries, except for claims for director and officer indemnification coverage, accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements existing on the date hereof; (iii) owes any money to BPN or its Subsidiaries; or (iv) as of the date hereof, is owed any money by BPN or its Subsidiaries.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Prior to the date hereof, Buyer has delivered to BPN a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article 5. Each of Buyer, Harbinger Master Fund and Harbinger Special Situations Fund represents and warrants to BPN and each Seller as of the date hereof and as of the Effective Time as follows:
     5.1 Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers required to carry out its responsibilities under this Agreement. Buyer is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where such qualification is necessary. Buyer is a jointly-owned subsidiary of Harbinger Master Fund and Harbinger Special Situations Fund. Harbinger Master Fund is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has all corporate powers required to carry out its responsibilities under this Agreement. Harbinger Master Fund is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where such qualification is necessary. Harbinger Special Situations Fund is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers required to carry out its responsibilities under this Agreement. Harbinger Special Situations Fund is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where such qualification is necessary.
     5.2 Authorization. Buyer, Harbinger Master Fund and Harbinger Special Situations Fund have the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the transactions contemplated hereby. Assuming due execution and delivery by the other parties hereto, this Agreement is a valid and legally binding obligation of each of Buyer, Harbinger Master Fund and Harbinger Special Situations Fund, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.
     5.3 Governmental Authorization. Except for (i) the filing of the Certificate of Merger with the Secretary of State, (ii) any filings necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and notices to be filed with the Federal Reserve Board after consummation of the transaction contemplated hereby and (iii) consents, approvals, filings and registrations identified in Section 5.3 of the Buyer Disclosure Schedule, the execution, delivery and performance by each of Buyer, Harbinger Master Fund and Harbinger Special Situations Fund of this Agreement and the consummation of the transactions as contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority. Each of Buyer, Harbinger Master Fund and Harbinger Special Situations Fund is not aware of any reason (as of the date hereof) that any required approval specified above will not promptly be received.
     5.4 Non-Contravention. The execution, delivery and performance of this Agreement by each of Buyer, Harbinger Master Fund and Harbinger Special Situations Fund does not and will not (i) violate the certificate of incorporation or bylaws, or similar constituent documents of Buyer, Harbinger Master Fund or Harbinger Special Situations Fund, (ii) assuming compliance with the matters referred to in Section 5.3 and Section 5.3 of the Buyer Disclosure Schedule, violate any applicable Law or Judgment, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, modification, or acceleration of any right or obligation of Buyer, Harbinger Master Fund or Harbinger Special Situations Fund or to a loss of any benefit to which Buyer, Harbinger Master Fund or Harbinger Special Situations Fund is entitled under, any material agreement or other material instrument binding upon Buyer, Harbinger Master or Harbinger Special Situations Fund or any license, franchise, permit or other similar authorization held by Buyer, Harbinger Master Fund or Harbinger Special Situations Fund or (iv) result in the creation or imposition of any Lien on any asset of Buyer, Harbinger Master Fund or Harbinger Special Situations Fund.
     5.5 Finders’ Fees. Other than Thomas Wiesel Partners LLC, there is no investment banker, broker, trader or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Harbinger Master Fund or Harbinger Special Situations Fund and which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     5.6 Financing. Harbinger Master Fund and Harbinger Special Situations Fund have sufficient funds on hand or available to (a) consummate the Tender Offer and the transactions contemplated to be consummated by Buyer, Harbinger Master Fund or Harbinger Special Situations Fund pursuant to this Agreement and (b) pay any fees and expenses in connection with the transactions contemplated by this Agreement.
ARTICLE 6
COVENANTS OF SELLERS
     6.1 Conduct of BPN and its Subsidiaries. Except as set forth in Section 6.1 of the Disclosure Schedule or as expressly contemplated by this Agreement, from the date hereof until the Closing, Sellers shall cause BPN and its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the present officers and workforce of BPN and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedule, from the date hereof until the Closing, Sellers agree not to permit BPN or its Subsidiaries to, without the written consent of Buyer (not to be unreasonably withheld):
          (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock; or issue any equity securities other than pursuant to the BPN Stock Options and BPN Warrants, other convertible securities outstanding on the date hereof or pursuant to Section 6.4;
          (ii) adopt or propose any change in the BPN Certificate, the BPN Bylaws or any of the constituent documents of any Subsidiary;
          (iii) (A) enter into or amend any employment, severance or similar agreements or arrangements with any directors or executive officers of BPN or its Subsidiaries, (B) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) to or for any current or former director, officer or employee, in each of (A) and (B), except for (1) changes that are required by applicable Law, (2) changes to satisfy existing Contracts, (3) employment arrangements for, or grants of awards to, newly hired non-executive employees in the ordinary course of business consistent with past practice and (4) normal individual increases in compensation to non-executive employees in the ordinary course of business consistent with past practice;
          (iv) enter into or amend any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other Employee Benefit Plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any directors, officers, employees of, or independent contractors with respect to, BPN or its Subsidiaries, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder except, in each such case, as may be required by applicable Law or by the terms of an existing Contract identified in Section 6.1 of the Disclosure Schedule;
          (v) sell, transfer, dispose of or discontinue any material portion of its assets, business or properties or otherwise permit or allow any of its assets or properties (real, personal or mixed, tangible or intangible) to be subjected to any Lien;
          (vi) implement or adopt any change in accounting principles, practices, policies or methods, other than as may be required by GAAP;
          (vii) except in the ordinary course of business consistent with past practice and to the extent not otherwise prohibited by the terms of this Section 6.1, enter into, renew or terminate any Contract or any other contract or arrangement with any client of BPN or its Subsidiaries, or amend or modify in any material respect, or waive any material right under, any of the Contracts or any other contract or arrangement with any client of BPN or its Subsidiaries;
          (viii) enter into any agreement with a party that expressly limits the rights of BPN or its Subsidiaries, with respect to the Business, to engage in, or compete with any Person in any business;
          (ix) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any shareholders of BPN or its Subsidiaries, officers or directors or any Affiliate or the immediate family members or associates of any shareholders of BPN or its Subsidiaries, officers or directors other than compensation payments in the ordinary course of business consistent with past practice;
          (x) settle any claim, action or proceeding involving any liability for money damages in excess of $175,000 individually or $350,000 in the aggregate or any restrictions upon any of its operations;
          (xi) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Closing, (B) any of the conditions to the Merger set forth in Article 9 not being satisfied, or (C) a breach or violation of any provision of this Agreement:
          (xii) authorize or make any capital expenditures, other than in the ordinary and usual course of business consistent with past practice in amounts not exceeding $175,000 in the aggregate or increase total outstanding indebtedness to more than $1,300,000 in the aggregate;
          (xiii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material

Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;
          (xiv) write-off as uncollectible any notes or accounts, funds or trust receivables, except for write-downs and write-offs in the usual and ordinary course of business and consistent with past practice;
          (xv) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any assets, business or any Person;
          (xvi)prepay its expenses, indebtedness or other obligations; or
          (xvii)agree or commit to do any of the foregoing.
     6.2 Access to Information. From the date hereof until the Effective Time, subject to applicable Laws relating to the exchange of information and the terms of the Confidentiality Agreement, Sellers shall, and shall cause BPN and its Subsidiaries to (i) provide, during normal business hours to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, personnel, Books and Records of BPN and its Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business and operations of BPN or its Subsidiaries and (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to BPN or its Subsidiaries as such Persons may reasonably request. Such Person will take reasonable steps to protect the confidentiality of records of BPN and its Subsidiaries made available to him. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers.
     6.3 Notices of Certain Events. The Sellers shall promptly notify Buyer of:
          (i) any notice or other communication to BPN or its Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          (ii) any notice or other communication to BPN or its Subsidiaries from any Governmental Authority in connection with the transactions contemplated by this Agreement;
          (iii) any Litigation commenced or, to the knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting BPN or its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 (without regard to any materiality or Material Adverse Effect qualifiers contained therein) or that relate to the consummation of the transactions contemplated by this Agreement; and
          (iv) any facts or circumstances, including, without limitation, under any agreements or understandings, written or oral, with clients of BPN or its Subsidiaries,

which are reasonably likely to result in any loss or liability to BPN, its Subsidiaries or the Surviving Entity in excess of $100,000, individually or in the aggregate.
     6.4 No Solicitation; Financing. Buyer, BPN, its Subsidiaries and the Sellers agree that, during the period beginning on the date hereof and ending ninety (90) days after the date hereof:
          (a) Unless Buyer’s prior written consent is obtained, none of BPN, its Subsidiaries or any Seller nor any of their respective Affiliates shall (or as applicable, shall cause or allow BPN or its Subsidiaries to enter or consummate), directly or indirectly, effect or seek, offer or propose to effect, engage in discussions relating to, or cause or participate in or in any way assist any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any voting securities (or of beneficial ownership thereof) representing, on a fully diluted basis, more than 40% of the total voting power BPN or its Subsidiaries; (ii) any acquisition of a substantial amount of the assets of BPN or its Subsidiaries; (iii) any tender or exchange offer, merger, or other business combination involving BPN or its Subsidiaries; (iv) any recapitalization, restructuring, liquidation, dissolution, or other extraordinary possible transaction with respect to BPN or its Subsidiaries; (v) any transaction with respect to Openwave (except for those in the ordinary course of business of the Company); or (vi) enter into any arrangements with any third party with respect to any of the foregoing (each, an “Acquisition Transaction”). The Sellers will, and will cause BPN and its Subsidiaries to, promptly notify Buyer of any inquiry or proposal received with respect to any Acquisition Transaction. As of the date hereof, the Sellers shall, and shall cause BPN and its Subsidiaries and the officers, directors, employees, representatives and agents of each of the Sellers, BPN and its Subsidiaries to, cease any pending discussions or negotiations regarding an Acquisition Transaction other than with Buyer and its Affiliates.
          (b) Unless Buyer’s prior written consent (which will not unreasonably be withheld) is obtained, none of BPN, its Subsidiaries or any of the Sellers or any of their respective Affiliates shall (or as applicable, shall cause or allow BPN or its Subsidiaries to enter or consummate), directly or indirectly, effect or seek, offer or propose to effect, or cause or participate in or in any way assist any other Person (other than any shareholder as of the date hereof) to effect or seek, offer or propose to effect or participate in any transaction pursuant to which BPN or its Subsidiaries incurs Indebtedness convertible into equity securities or issues capital stock or other equity interests for more than forty (40%) of the total voting power of BPN or its Subsidiaries. Any such transaction will be expressly subject to the terms hereof and subject to appropriate amendments to Article 2 (and related definitions) as shall be agreed to by the parties hereto acting in good faith. For purposes of this Section 6.4(b), “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.
     6.5 Confidentiality. From and after the Effective Time until the third anniversary of the Effective Time, the Sellers agree to treat as confidential all Confidential Information and not to reveal, report, publish, disclose or transfer any Confidential Information to any person or entity (other than the Buyer) except prior to Closing in the ordinary course of business as necessary to the conduct of such business and further agree that the Sellers will, and the Sellers will ensure that none of their Affiliates will, at any time use any Confidential Information for any purpose other than for purposes of carrying out the Business prior to the Closing. For the purposes of this Agreement, “Confidential Information” means any non-public proprietary information obtained from BPN or its Subsidiaries relating to the Business; provided, however, that Confidential Information shall not be deemed to include information related to the Business or BPN or its Subsidiaries that is or becomes publicly known and in the public domain through no breach of this Agreement or any other confidentiality undertaking by the Sellers or through no negligence or other wrongful act of the Sellers; provided, further, that any of the Sellers may reveal, report, publish, disclose or transfer any Confidential Information if it becomes legally compelled (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose such Confidential Information, but only to the extent that such disclosure is required by such process, and the applicable Seller(s) agree to provide Buyer with prompt written notice of the existence of such process so that Buyer may seek a protective order or other appropriate remedy, and such Seller(s) shall exercise its or their reasonable best efforts to, and will cooperate with Buyer to, obtain assurances of confidential treatment of such Confidential Information to the maximum extent available, but in the event that such protective order or other remedy is not obtained, disclosure of Confidential Information may be made to the extent so required without liability hereunder.
     6.6 No Solicitation of Employees.
          (a) Neither the Sellers nor any of their Affiliates in which they have majority control of the board of directors, at any time during the two year period immediately following Closing (including their respective directors, officers, employees and representatives), shall, without the prior written consent of Buyer, directly or indirectly solicit for employment or retention (as a consultant, independent contractor or otherwise), employ, retain, contract with or attempt to contract with Mike Mulica or any of his current direct reports. Nothing contained herein shall prevent the Sellers from soliciting for employment any employee of BPN or its Subsidiaries who has been terminated by BPN, its Subsidiaries or its Affiliates for any reason or from retaining or contracting with any consultant or independent contractor who is not providing services exclusively or primarily to BPN, its Subsidiaries or its Affiliates.
          (b) In the event that any of the restrictions set forth in this Section 6.6 shall be determined by a court of competent jurisdiction to be invalid or unenforceable by reason of its extending over too great a period of time or over too great a geographical area or by reason of it being too extensive in any other respect, such restriction shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action; provided, that in each case such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such restriction in the particular jurisdiction in which such determination is made and not with respect to any other restriction or jurisdiction. The Sellers acknowledge that Buyer would be irreparably harmed by any breach of the provisions of this Section 6.6 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. The Sellers agree that Buyer shall, in addition to any other available remedies at law or in equity, be entitled to injunctive relief requiring specific performance by the Sellers of the provisions of this Section 6.6, and each Seller consents to the entry thereof.
     6.7 Certain Actions. Each Seller agrees to perform its obligations and comply with its agreements under this Agreement. In addition, from the date hereof until the Effective Time, each Seller agrees that it shall not, and it shall not permit BPN or its Subsidiaries to, without the prior written consent of Buyer (at its sole discretion), knowingly take any action that is intended or is reasonably likely to result in (A) any of its respective representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Closing, (B) any of the conditions to the Merger set forth in Article 9 not being satisfied, or (C) a breach or violation of any provision of this Agreement.
     6.8 Waiver of Claims. At the Effective Time, the Sellers agree to waive at and after the Effective Time, any and all claims for Damages against BPN, its Subsidiaries, its Affiliates and their respective officers, directors, employees or agents connected with or arising out of any act or omission of any of BPN, its Subsidiaries, its Affiliates or their respective officers, directors, employees, legal advisers or agents, in such capacity, at or prior to the Effective Time, including, without limitation, with respect to the negotiation of the terms of this Agreement and the other agreements, documents and instruments to be executed in connection herewith; provided, however, that nothing in this Section 6.8 shall be deemed a waiver by the Sellers of any rights under Section 7.7, Articles 2 and 11 hereof. In the event that any claim for Damages waived hereby is pursued by any of the Sellers, such Seller shall indemnify and hold harmless Buyer, BPN, its Subsidiaries and their respective Affiliates and their respective officers, directors, employees, legal advisers or agents for all Damages resulting therefrom. For the avoidance of doubt, the Sellers, BPN and its Subsidiaries do not agree to waive their respective rights under any agreements with officers, directors or employees of BPN or its Subsidiaries, including without limitation non-competition, non-solicitation and proprietary information agreements, unless and until the Closing of the Merger contemplated by this Agreement occurs.
     6.9 Subsequent Financial Statements. Prior to the Effective Time, BPN and its Subsidiaries will prepare and promptly deliver to Buyer all financial statements or management reports as may be prepared by BPN or its Subsidiaries in the ordinary course of business consistent with past practice.
     6.10 Related Party Transactions. Prior to the Closing Date, the Sellers, BPN and its Subsidiaries shall take all necessary actions to cause the termination, effective as of the Closing Date, of the agreements listed on Schedule 6.10 hereto without further liability or obligation of BPN, its Subsidiaries or Buyer.
     6.11 Tax Returns. Sellers shall, and shall cause BPN and its Subsidiaries to, deliver promptly or otherwise make available to Buyer correct and complete copies of all Tax Returns that have been filed for all open years.
     6.12 Transfer Restriction. No Seller shall sell, transfer, assign, convey, or otherwise dispose of (other than to an Affiliate thereof who has agreed to be bound as a Seller to the terms of this Agreement) any of the Openwave Shares received in the Merger, except to the extent such sale, transfer, assignment, conveyance or disposition is made with Buyer’s prior written consent or pursuant to the piggyback registration rights described in Section 6.13; provided that, commencing on the one-year anniversary of the Effective Time, each Seller may sell, transfer, assign, convey or dispose up to 33.3% of such Openwave Shares; commencing on the 18-month anniversary of the Effective Time, each Seller may sell, transfer, assign, convey or dispose of up to 66.6% of such Openwave Shares (such that 33.3% of the Openwave Shares received in the Merger would remain subject to the transfer restrictions set forth in this Section 6.12; and in and after the third six-month period following the one-year anniversary of the Effective Time, each Seller may sell, transfer, assign, convey or dispose of up to 100% of such Openwave Shares. At the end of each such six-month period, each Seller shall receive customary piggyback registration rights for 33.3% of the number of shares received in connection with the Merger. In the event Buyer intends to sell its shares of Openwave in whole or part prior to the time periods in this Section 6.12, the Sellers and other former shareholders of BPN and its Subsidiaries then holding Openwave Shares shall receive 10-days’ prior written notice of such sales and co-sale rights for a pro rata amount of their respective holdings.
     6.13 Registration Statement. In the event that Openwave files a registration statement to register the sale of shares of Openwave Common Stock held by Buyer or its Affiliates, the Sellers and former shareholders and former warrantholders of BPN will be entitled to include in such offering shares of Openwave Shares held by the Sellers and former shareholders and former warrantholders of BPN then holding Openwave Shares and received in the Merger to the extent such shares cannot be sold without restrictions under the Securities Act, subject to such Sellers and former shareholders and former warrantholders of BPN executing a customary registration rights agreement in the form entered into by Buyer.
     6.14 Delivery of Contracts. Sellers shall, and shall cause BPN and its Subsidiaries to, deliver promptly or otherwise make available to Buyer a true, complete and correct copy of each Contract (including all amendments thereto), as set forth on Section 4.9 and 4.18 of the Disclosure Schedules.
     6.15 Employee Benefits. Sellers shall, and shall cause BPN and its Subsidiaries to, deliver promptly or otherwise make available to Buyer true and complete copies of each of the Employee Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Employee Benefit Plan, including all amendments thereto; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Employee Benefit Plan; (iv) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (v) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding vehicle; (vi) current summary plan descriptions of each Employee Benefit Plan subject to ERISA, and any similar descriptions of all other Employee Benefit Plans; and (vii) the most recent determination of the IRS with respect to each Employee Benefit Plan which is intended to qualify under Section 401 of the Code.

ARTICLE 7
COVENANTS OF BUYER
     Buyer agrees that:
     7.1 Confidentiality. Prior to the Effective Time and after any termination of this Agreement, the Confidentiality Agreement, dated April 16, 2007, by and among Harbinger and BPN (the “Confidentiality Agreement”) will remain in effect in accordance with its terms.
     7.2 Certain Actions. From the date hereof until the Effective Time, Buyer agrees that it shall not, without the written consent of the Sellers, knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Closing, (B) any of the conditions to the Merger set forth in Article 9 not being satisfied, (C) a breach or violation of any provision of this Agreement, or (D) the disclosure regarding BPN and Buyer’s plans regarding Openwave and BPN in the Tender Offer being changed in a way which materially and adversely affects the Sellers, except for such changes approved by a representative of the Sellers.
     7.3 Acquisition Subsidiary. Prior to the Closing, Buyer shall form Acquisition Subsidiary under the laws of the State of Delaware in order to effectuate the Merger. Upon the terms and subject to the conditions of this Agreement, Buyer shall cause Acquisition Subsidiary to become a party to this Agreement and to consummate the Merger hereunder.
     7.4 Break-Up Fee. If Buyer or any of its Affiliates enters into an agreement with respect to an acquisition of Openwave or a majority of its outstanding common stock or substantially all of its assets and such agreement provides for a payment at any time to Buyer or any of its Affiliates in the event the transaction contemplated thereby is terminated or otherwise not consummated (the “Payment”), Buyer agrees to pay to BPN a fee of the lesser of $10,000,000 or thirty-three (33%) of such Payment if and when such Payment is made to Buyer or its Affiliates less the Termination Fee if actually paid. The Sellers are intended third party beneficiaries of such arrangements and the Payment, and Buyer agrees not to alter the terms of the arrangements or waive the right to receive the Payment without the consent of the Sellers.
     7.5 Openwave Board Composition. If the Merger is consummated, Buyer shall take such action as is reasonably necessary to cause the Openwave board of directors to be comprised of nine directors, of which (a) the Sellers shall have the right to designate two directors, (b) one of whom shall be the CEO of Openwave and (c) Harbinger shall have the right to designate six directors (at least two of whom shall be “independent” directors under applicable regulatory and stock listing rules and one of whom shall be qualified to serve as chair of Openwave’s audit committee); such designations to be subject to the reasonable approval of the remaining directors acting in accordance with their fiduciary duties. The Sellers’ right to designate directors on Openwave’s board cannot be transferred or assigned to any third party by the Sellers.
     7.6 Preparation of Registration Statements; Information Supplied.
          (a) In the event that, in the reasonable judgment of Openwave, the issuance of Openwave Shares pursuant to Section 2.4 would require registration under the Securities Act,

then as promptly as reasonably practicable following the consummation of the Tender Offer and the assumption of this Agreement by Openwave, Openwave shall prepare and file with the SEC a registration statement on an appropriate form with respect to the issuance of Openwave Shares in the Merger (such form, and any amendments or supplements thereto, the “Registration Statement”).
          (b) Openwave shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Openwave will advise BPN, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Openwave Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement.
          (c) BPN and the Sellers each agree, as to itself and its subsidiaries, that none of the information, supplied or to be supplied by it or its subsidiaries and solely to the extent that such information pertains to it, its subsidiaries, Affiliates, directors, officers or shareholders, for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Openwave agrees that none of the information supplied or to be supplied in writing by or on behalf of Openwave for inclusion, nor the information incorporated by reference from documents filed by Openwave with the SEC, or in the case of the Registration Statement or any other documents to be filed by Openwave with the SEC or any other Governmental Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All such documents filed by Openwave with the SEC under the Exchange Act and the Securities Act will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. If at any time prior to the Effective Time any information relating to BPN or the Sellers, or any of their respective Affiliates, officers or directors, should be discovered which should be set forth in an amendment or supplement to any of the Registration Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify Openwave and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.
          (d) As promptly as practicable following the Effective Time, Openwave shall use its reasonable best efforts to file with the SEC and maintain its effectiveness a registration statement on Form S-8 with respect to the shares of Openwave Common Stock issuable upon exercise of Openwave stock options issued in substitution of the BPN Stock Options in accordance with Section 2.5.

     7.7 Directors’ and Officers’ Indemnification. The indemnification provisions of each of the BPN Certificate and the BPN Bylaws as in effect on the date hereof shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers or employees of BPN; provided, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. Openwave shall honor such indemnification provisions. Prior to the Effective Time, BPN may, in its discretion, obtain a directors and officers “tail” insurance policy with an aggregate premium not in excess of $180,000 (the “D&O Policy”). If so obtained, Buyer and BPN shall maintain such D&O policy in full force and effect and continue to honor their respective obligations thereunder for a period of six (6) years following the Closing. From and after the Effective Time, Buyer and BPN shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by an indemnified person in enforcing the indemnity set forth in this Section 7.7.
     7.8 Performance. Harbinger shall cause Buyer to comply with its obligations pursuant to this Agreement and will use its reasonable best efforts to cause Openwave to comply with its obligations hereunder after assumption hereof to pursuant to Section 12.6.
ARTICLE 8
COVENANTS OF BUYER AND SELLERS
     The Sellers and Buyer agree that:
     8.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and the Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under applicable Laws and agreements to consummate as promptly as practicable the transactions contemplated by this Agreement, and each shall cooperate fully with the other parties hereto to that end.
     8.2 Certain Filings.
          (a) Buyer and the Sellers shall, and the Sellers shall cause BPN to, and Harbinger shall cause Buyer to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts or agreements, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and, as soon as practicable after the date hereof, seeking to obtain any such actions, consents, approvals or waivers. Buyer and the Sellers shall, and the Sellers shall cause BPN to, and Harbinger shall cause Buyer to, use their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable to obtain the Regulatory Approvals as soon as practicable.
          (b) As soon as practicable following the date hereof, Harbinger and the Sellers shall file, and the Sellers shall cause BPN to cooperate with Buyer in filing any filings necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     8.3 Non-Solicitation. During the period beginning on the date hereof and continuing for a period of 180 days, none of Buyer, Harbinger or any of their Affiliates (including Openwave if the Tender Offer shall have been consummated or Harbinger or the Buyer have obtained majority control of Openwave’s Board of Directors) will directly or indirectly hire or seek to hire any employees of BPN or its subsidiaries; provided, however, that the foregoing shall not apply to (i) employees that have not been employed by BPN or its subsidiaries for at least six months or (ii) employees (other than officers and other executives or managerial employees) who independently seek employment with Buyer or any of its Affiliates without any direct or indirect solicitation by Buyer of its Affiliates or who respond to general solicitations of employment not specifically directed toward employees of BPN or its subsidiaries.
     8.4 Public Announcements.
          (a) The Sellers shall not, and the Sellers shall cause BPN and its directors, officers, employees, consultants and agents not to, issue any press release or make any public statement with respect to this Agreement, the negotiations with respect thereto, the execution hereof, the terms hereof, or the transactions contemplated hereby without the prior written consent of Buyer, except (i) for necessary and prudent communications with employees of BPN and (ii) as may be required by applicable Law, any rule or regulation of any Governmental Authority, or any listing agreement with any national securities exchange (provided, however, that Sellers shall provide Buyer a reasonable opportunity to review and comment upon any such public statements pursuant to this clause (ii)).
          (b) Harbinger shall not, and Harbinger shall cause Buyer and its directors, officers, employees, consultants and agents not to, issue any press release or make any public statement with respect to this Agreement, the negotiations with respect thereto, the execution hereof, the terms hereof, or the transactions contemplated hereby without the prior written consent of the Sellers, except as may be required by applicable Law, any rule or regulation of any Governmental Authority, or any listing agreement with any national securities exchange (provided, however, that Buyer shall provide the Sellers a reasonable opportunity to review and comment upon any such public statements).
     8.5 Advice of Changes. Buyer and the Sellers shall promptly advise the other of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained under the standards set forth, herein. If any fact or condition would require any change in the Disclosure Schedule if such Disclosure Schedule were dated the date of the occurrence of discovery of any such fact or condition, the Sellers shall, or shall cause BPN to, deliver to Buyer a supplement to the Disclosure Schedule specifying such change. The information set forth in any such supplement shall have no effect for purposes of determining whether any conditions to Closing shall have been satisfied, or in determining whether or not any of the representations, warranties or covenants have been breached or any amount for indemnification pursuant to Article 11.
     8.6 Tax Treatment of Merger. Buyer and BPN shall not take any action (other than any action contemplated by the Tender Offer or this Agreement), and shall use their reasonable best efforts not to cause nor permit Openwave to take any action (other than any action contemplated by the Tender Offer or this Agreement), that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Unless otherwise required pursuant to applicable law, Buyer and BPN shall, and shall use their reasonable best efforts to cause Openwave to, treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any position inconsistent with such treatment for any tax purposes.
ARTICLE 9
CONDITIONS TO CLOSING
9.1	Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Openwave and the Sellers to effect the Merger is subject to the fulfillment or written waiver by Openwave and the Sellers prior to the Closing of each of the following conditions:
          (a) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.
          (b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Judgment or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.
          (c) Tender Offer. Buyer shall have consummated the Tender Offer.
          (d) Assignment. Buyer shall have assigned, and Openwave shall have assumed, all of Buyer’s rights and obligations hereunder; and Openwave shall have agreed to perform the Openwave obligations hereunder pursuant to Section 12.6.
          (e) No Legal Proceedings. There shall not be any suit, action, investigation, inquiry, or other proceeding instituted, pending or threatened by any Governmental Authority, or instituted or pending by any non-governmental third party which seeks to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement.
     9.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Merger is also subject to the fulfillment or written waiver by BPN and the Representative prior to the Closing of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall (i) to the extent any such representation or warranty is qualified by a “materiality” standard, be true and correct in all respects, and (ii) to the extent any such representation or warranty is not qualified by a “materiality” standard, be true and correct in all material respects, as of the date of this Agreement (except that representations and warranties that by their terms speak as of some other date shall be true and correct only as of such date), and the Representative shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by an appropriate officer of Buyer to such effect.
          (b) Performance of Obligations of Buyer. Each of Harbinger and Buyer shall have performed the obligations required to be performed by it under this Agreement in all material respects at or prior to the Closing, and the Representative shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by an appropriate officer of Buyer to such effect.
     9.3 Conditions to Obligation of Openwave. The obligation of Openwave to effect the Merger is also subject to the fulfillment or written waiver by Openwave prior to the Closing of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Sellers set forth in this Agreement shall (i) to the extent any such representation or warranty is qualified by a “materiality” standard, be true and correct in all respects, and (ii) to the extent any such representation or warranty is not qualified by a “materiality” standard, be true and correct in all material respects, as of the date of this Agreement (except that representations and warranties that by their terms speak as of some other date shall be true and correct only as of such date), and Buyer shall have received a certificate, dated the Closing Date, signed by the Sellers to such effect.
          (b) Performance of Obligations of BPN and the Sellers. The Sellers shall have performed, and caused BPN to perform, the obligations required to be performed by the Sellers or by BPN under this Agreement in all material respects at or prior to the Closing, including BPN’s obligations to terminate the related party agreements set forth on Schedule 6.10 hereto, and Buyer shall have received, prior to the Closing, a certificate, dated the Closing Date, signed by each of the Sellers to such effect.
          (c) Dissenting Shares. No more than 5% of the outstanding shares shall be Dissenting Shares.
ARTICLE 10
TERMINATION
     10.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written agreement of BPN and Buyer;
          (b) at any time prior to the Closing, by BPN or Buyer in the event of either: (i) a breach by Buyer, on the one hand, or the Sellers, on the other hand, of any representation or warranty contained herein such that the conditions set forth in Sections 9.2(a) or 9.3(a), respectively, would not be satisfied, and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by Buyer, on the one hand, or the Sellers, on the other hand, of any of the covenants or agreements contained herein such that the conditions set forth in Sections 9.2(b) or 9.3(b), respectively, would not be satisfied, and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that the party seeking to terminate this Agreement may not so terminate this Agreement pursuant to this subsection (b) for an additional thirty (30) days if (x) the notified party continues in good faith to use its best efforts to perform or comply with such agreements and covenants, and (y) such failure to perform or comply is reasonably capable of being remedied within such additional thirty (30) day period;
          (c) by any of Buyer or BPN if there shall be any final Law enacted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final Judgment of any Governmental Authority having competent jurisdiction;
          (d) by any of Buyer or BPN if the Merger shall not have been consummated on or before the six month anniversary of the date hereof, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided that, if Openwave is required to prepare a Registration Statement pursuant to Section 7.6, then such date shall be 30 days after such Registration Statement has been declared effective by the SEC. The party seeking to terminate this Agreement shall give notice of such termination to the other party;
          (e) by Buyer or BPN in the event the Tender Offer is terminated (which Buyer may determine to do in its sole discretion) without accepting for payment Openwave Common Stock tendered pursuant thereto.
          (f) by BPN in the event the Tender Offer is consummated but Buyer’s obligations hereunder have not been assigned to and assumed by Openwave in accordance with Section 12.6 within 30 days after consummation of the Tender Offer; provided, that at the time of such termination the conditions to Openwave’s obligations to consummate the Merger set forth in Sections 9.1 and 9.3 shall have been satisfied or shall be capable of being satisfied as of such termination.
     10.2 Effect of Termination. If this Agreement is terminated as permitted by Section 10.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective shareholders, directors, officers, agents and counsel, and all rights and obligations of each party hereto shall cease except as set forth in Section 12.1 and Section 10.3; provided, however, that nothing herein shall relieve any party from liability for, or eliminate the rights of any other party relating to, any willful breach of this Agreement; provided further, however, that in the event of a termination of this Agreement, the Sellers shall have no liability for any breach of this Agreement by BPN.
     10.3 Termination Fee. In the event that (a) this Agreement is terminated pursuant to Sections 10.1(e), (b) Buyer has consummated the Tender Offer and this Agreement is terminated by either Buyer or BPN pursuant to Section 10.1(d), (c) in the event Buyer and its Affiliates sell substantially all of their equity interest in Openwave prior to the earlier of the date this Agreement is terminated and the Effective Time, or (d) in the event this Agreement is terminated by BPN pursuant to Section 10.1(f), then Buyer shall, in the case of (a), (b) and (d), on the date of such termination or in the case of (c), within three Business Days of the last day of such sale, pay BPN a fee equal to $2,000,000 in the case of (a), (b) and (c) or $5,000,000 in the case of (d) (either of such fees, the “Termination Fee”) by wire transfer of immediately available funds to an account designated by BPN; provided, however, that upon payment of, and in exchange for, the Termination Fee, Buyer shall receive a common equity interest in BPN on terms and conditions to be negotiated in good faith between Buyer and BPN.
ARTICLE 11
SURVIVAL; INDEMNIFICATION
     11.1 Survival. The representations and warranties of the Sellers contained in this Agreement or in any certificate or other writing required to be delivered by them pursuant hereto shall survive the Closing. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing required to be delivered pursuant hereto shall survive the Closing only to the extent contemplated by the terms thereof.
     11.2 Indemnification.
          (a) Subject to the limitations and procedures described herein (including, without limitation, in Sections 10.2 and 11.2(c)-(i)), the Sellers shall severally indemnify and hold harmless Buyer and its respective Affiliates, directors, officers, employees, agents and controlling Persons, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) against and from any and all Damages incurred or suffered by the Buyer Indemnitees as a result of (a) breaches of representations and warranties (including the loss in value of Openwave Common Stock owned by Buyer or any of its Affiliates arising as a result of the Buyer or its Affiliates being an “Acquiring Person” (as defined in the Rights Agreement, dated August 8, 2000, between Phone.com (Openwave’s predecessor-in-interest) and U.S. Stock Transfer Corporation) due to a breach of Section 3.5) set forth in Article 3 or Article 4 and (b) breaches of covenants of BPN which occur prior to the Effective Time or Sellers in this Agreement.
          (b) Subject to the limitations and procedures described herein, Buyer and Harbinger shall indemnify and hold harmless Sellers, BPN and their respective Affiliates, directors, officers, employees, agents, stockholders and controlling Persons, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “BPN Indemnitee” and, collectively, the “BPN Indemnitees”) against and from any and all Damages incurred or suffered by the Buyer Indemnitees as a result of (a) breaches of representations and warranties in Section 5, (b) breaches of covenants of the Buyer and Harbinger in this Agreement and (c) any Damages arising out of, relating to or in connection with the Tender Offer and the other transactions described in the Tender Offer materials (the “Proposed Transactions”) (including, but not limited to the negotiation, preparation, execution or performance of this Agreement and the negotiation, preparation, execution or performance of any agreement relating to the Proposed Transactions) and any disputes or proceedings relating thereto, and for any actions or omissions taken at the request of Harbinger or Buyer; provided, that Buyer and Harbinger shall not, however, be responsible for any Damages pursuant to clause (c) which are determined in a final non-appealable judgment by a court of competent jurisdiction resulted from gross negligence, bad faith or willful misconduct on the part of any BPN Indemnitee. In addition, Buyer and Harbinger shall advance funds for any expenses (including reasonable fees and expenses of legal counsel) of any BPN Indemnitee under this Section 11.2(c) (including in connection with enforcing the indemnity and other obligations provided for in Section 11.2(c)) as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent, if any, it is determined in a final non-appealable judgment by a court of competent jurisdiction that such BPN Indemnitee was not entitled to indemnification hereunder. Without limiting the foregoing, to the extent that any BPN Indemnitee is a witness in any claim, action, suit, proceeding, investigation or inquiry to which such BPN Indemnitee is not a party, such BPN Indemnitee shall be indemnified and held harmless against, and advanced, all costs and expenses in connection therewith.
     The obligations under this Section 11.2 shall not be terminated or modified in such a manner as to adversely affect any BPN Indemnitee to whom this Section 11.2 applies without the consent of such affected BPN Indemnitee (it being expressly agreed that the indemnities to whom this Section 11.2 applies shall be third party beneficiaries of this Section 11.2 and shall be entitled to enforce the covenants contained herein).
     In the event that any Indemnifying Party hereunder or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such Indemnifying Party, as the case may be, assume the obligations set forth in this Section 11.2.
          (c) The indemnification obligations of the Sellers pursuant to Section 11.2(a) shall be limited as follows:
          (i) Shareholders shall have no obligation to provide any indemnification until the aggregate dollar amount of all Damages that would otherwise be indemnifiable pursuant to Section 11.2(a)(a) exceeds Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Threshold Amount”), and then only to the extent of the amount of Damages in excess of the Threshold Amount.
          (ii) The Sellers shall not be obligated to indemnify any Buyer Indemnitee pursuant to Section 11.2(a)(a) for any amount of indemnifiable Damages in excess of 361,446 of the Openwave Shares received by each Seller upon consummation of the Merger whether directly or upon conversion of former BPN Stock Options that represent options to acquire Openwave Stock (the “Indemnity Shares”), and the Indemnity Shares shall be the sole and exclusive source for any indemnifiable Damages.
          (iii) In no event shall any Seller be obligated to indemnify the Buyer Indemnitees for any Damages pursuant to this Article 11 in excess of such Seller’s portion of such Damages set forth on Schedule 11.2. In no event shall any Seller be obligated to indemnify the Buyer Indemnitees for any Damages attributable to a breach of this Agreement by any other Seller.

          (d) No indemnification shall be payable to an Indemnified Party with respect to claims asserted by an Indemnified Party pursuant to Section 11.2(a)(a) or Section 11.2(b)(a) after the 9-month anniversary of the Closing Date. Payments by an Indemnifying Party pursuant to Section 11.2 shall be further limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto. An Indemnifying Party shall use reasonable efforts to exhaust all of its remedies against applicable insurers, indemnitors or contributors prior to seeking indemnification hereunder. The amount of Damages otherwise recoverable under this Section 11.2 shall be adjusted to the extent to which any federal, state, local or foreign tax liabilities or benefits are realized by Indemnified Party by reason of any Damage or indemnity payment hereunder.
          (e) The Indemnity Shares shall be valued at $8.30 per share for purposes of their surrender to satisfy indemnification claims of the Buyer Indemnitees for Damages. The parties agree to waive the transfer restrictions set forth in Section 6.12 for purposes of allowing the Sellers to so satisfy such indemnification claims.
          (f) No Indemnified Party shall be entitled to any indemnification hereunder with respect to any breach of any representation, warranty or covenant to the extent such Indemnified Party could have, with reasonable efforts, mitigated or prevented the Damages with respect to such breach. No Buyer Indemnitee shall be entitled to indemnification hereunder for any Damages arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Damages incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is disclosed as a liability on the Base Balance Sheet.
          (g) No party hereto shall have any liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages or diminution in value. Each Indemnified Party shall take all reasonable steps to mitigate Damages for which indemnification may be claimed by them pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Damages.
          (h) Any liability for indemnification under this Section 11.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
          (i) Following the Effective Time, other than in the case of fraud, the exclusive remedy for any breach of any representation, warranty, agreement or covenant of or any other provision of this Agreement contained herein or for Damages arising under Section 11.2 herein, shall be indemnification pursuant to this Article 11.
     11.3 Procedures; Remedies. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 11.2 in respect of, arising out of or involving a claim made by any Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Representative in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, such Indemnified Party shall deliver to the Representative, upon such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the Third Party Claim that are not separately addressed to the Representative.
          (b) Defense of Claims.
          (i) If the Indemnifying Party notify the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to a Third Party Claim pursuant to this Section 11.3(b), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld in the case of any settlement that provides only for the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party assumption of the defense, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect their respective interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party reasonably elect to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may retain separate counsel to represent them in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear their own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, which makes representation of all parties inappropriate under applicable standards of professional conduct. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party have elected to control if the Indemnified Party irrevocably waive their right to indemnity under this Section 11.3 with respect to such Third Party Claim.

          (ii) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days of receipt by Indemnifying Party’s Representative of written notice by Indemnified Party of a Third Party Claim that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.3(b), or if the Indemnifying Party gives such notice but fail to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and their counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of their Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Buyer that the Indemnifying Party disputes their liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent them in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.
          (iii) If the Representative notifies the Indemnified Party that the Indemnifying Party does not dispute their liability to the Indemnified Party with respect to the Third Party Claim under Section 11.3 or fail to notify the Indemnified Party whether the Indemnifying Party disputes their liability to the Indemnified Party with respect to such Third Party Claim within thirty (30) days of receipt from the Indemnified Party of notice of such Third Party Claim, the Damages arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under this Section 11.3 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed their liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (c) Other Claims. In the event any Indemnified Party should have a claim with respect to which such Indemnified Party desires to seek indemnity pursuant to Section 11.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Representative. The failure by any indemnified party so to notify the Representative shall not affect any recovery to which such Indemnified Party may be entitled pursuant to Section 11.2, except to the extent that the Indemnifying Party shall have been prejudiced by such failure.
          (d) In the event of any claim for indemnity under this Section 11.3, Buyer agrees to give the Representative reasonable access to copies of the relevant portions of the Books and Records of BPN and employees of BPN in connection with the matters for which indemnification is sought in each case to the extent Buyer reasonably deems necessary in connection with the Indemnifying Party’s rights and obligations under this Article 11.
ARTICLE 12
MISCELLANEOUS
     12.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, if this Agreement is terminated prior to the Closing, the agreements of the parties contained in Sections 7.1, 7.4, 10.2, 10.3 and 11.2 and in this Article 12 shall survive such termination.
     12.2 Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
     If to Buyer to:
Oreo Acquisition Co., LLC
c/o Harbinger Capital Partners Special Situations Fund, L.P.
555 Madison Avenue, 16th Floor
New York, NY 10022
Attn: Howard Kagan

     with copies to:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005
Attn: M. Douglas Dunn
Fax: (212) 822-5062
and
Attn: Roland Hlawaty
Fax: (212) 822-5735
     If to BPN, to:
BridgePort Networks, Inc.
180 N. Stetson Ave., 40th Floor
Chicago, IL 60601
Attn: Ed Battle, CFO
     If to the Sellers:
Polaris Venture Partners IV, L.P.
1000 Winter Street, Suite 3350
Waltham, MA 02451
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.
1000 Winter Street, Suite 3350
Waltham, MA 02451
General Catalyst Group II, LP
20 University Road, Suite 450
Cambridge, MA 02138
GC Entrepreneurs Fund II, LP
20 University Road, Suite 450
Cambridge, MA 02138
Toronto Dominion Capital (U.S.A.), Inc.
111 Huntington Avenue, Suite 1400
Boston, MA 02199
BCE Inc.
250 Yonge Street, Suite 901
Toronto, Ontario, Canada M5B 2L7

Mike Mulica
2878 Sheridan Place
Evanston, IL 60201
Ed Battle
10867 E. Laurel Lane
Scottsdale, AZ 85259
Steve Blumenthal
17 Moon Hill
Lexington, MA 02421
Todd Carothers
2323 Hartzell Street
Evanston, IL 60201
Rob Day
6012 Cloudland Ct.
Columbia, MD 21044
Andre De Verteuil
197 Bedford Park Ave.
Toronto, ON M5M 1J4
     in each case with copies to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attn: John J. Egan III, Esq.
Fax: (617) 523-1231
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     12.3 Representative. Each Seller hereby irrevocably appoints Robert Geiman (the “Representative”) as his agent and true and lawful attorney-in-fact to act in the name of and for and on behalf of each Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement from and after the date hereof, including any amendments or waivers hereunder. Buyer shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Representative on behalf of the Sellers, and Buyer shall have no duty to inquire as to the acts and omissions of the

Representative. The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the duties hereunder. The Representative shall have reasonable access to information about BPN and the reasonable assistance of BPN’s officers and employees for purposes of performing its duties and exercising its rights hereunder; provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about BPN to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
     12.4 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     12.5 Costs and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Buyer and BPN (on behalf of BPN and the Sellers) agree that each will pay its own costs and expenses incurred in connection with the transactions described herein, whether or not such transactions are consummated. Notwithstanding the foregoing, Buyer will reimburse the Sellers and/or BPN for their reasonable out-of-pocket expenses incurred in connection with publicizing or promoting the Offer or the transactions contemplated hereby at the instruction or request of Buyer.
     12.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer, after consummation of the Tender Offer, may transfer and assign, to Openwave all of its rights or obligations hereunder, and such transfer or assignment shall relieve Buyer, Harbinger Master Fund and Harbinger Special Situations Fund of all of their obligations hereunder, except as provided for in Sections 6.12, 10.3(c) and 11.2(b). Openwave shall have provided representations to the Sellers substantially similar to those in Sections 5.1 through Sections 5.4, as well as representations that the Openwave Shares to be issued pursuant to Section 2.4(c), the Openwave stock options and warrants to be issued pursuant to Section 2.5 and the shares of Openwave Common Stock to be issued upon exercise of such options and warrants have been duly and validly authorized and upon issuance will be fully paid and non-assessable, which representations shall survive the Closing pursuant to Section 11.1.
     12.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without regard to the conflicts of Law rules of such state except for Sections 5-1401 and 5-1402 of the New York General Obligations Law. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York or the United States District Court for the Southern District of New York in the Borough of Manhattan and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 12.2 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 12.7 shall affect or eliminate any right to serve process in any other matter permitted by Law.
     12.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.9 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executed counterparts of this Agreement may be delivered by facsimile transmission. Except for Sections 7.4, 7.7, 11.2 and 12.3, no provision of this Agreement is intended to confer upon any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns any rights or remedies hereunder.
     12.10 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement or the applicable Disclosure Schedule unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. No provision of this Agreement shall be construed to require any of the parties or any of their respective subsidiaries, Affiliates, shareholders, directors, officers, employees, agents or advisors to take any action that would violate any applicable Law.

     12.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     12.12 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto, the Confidentiality Agreement and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.
     12.13 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OREO ACQUISITION CO., LLC
By:	/s/ William R. Lucas, Jr.
	Name:	William R. Lucas, Jr.
	Title:	Vice President

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ William R. Lucas, Jr.
	Name:	William R. Lucas, Jr.
	Title:	Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
By:	Harbinger Capital Partners Special Situations GP, LLC

By:	HMC - New York, Inc., Managing Member

By:	/s/ William R. Lucas, Jr.
	Name:	William R. Lucas, Jr.
	Title:	Executive Vice President

BRIDGEPORT NETWORKS, INC.
By:	/s/ Michael Mulica
Name:
Title:

POLARIS VENTURE PARTNERS IV, L.P.
By:	/s/ J. Robert Geiman
	Name:	J. Robert Geiman
	Title:	General Partner

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND IV, L.P.
By:	/s/ J. Robert Geiman
	Name:	J. Robert Geiman
	Title:	General Partner

GENERAL CATALYST GROUP II, L.P.
By:	General Catalyst Partners II, LP its General Partner

By:	General Catalyst GP II, LLC its General Partner

By:	/s/ William J. Fitzgerald
	Name:	William J. Fitzgerald
	Title:	Member & CFO

GC ENTREPRENEURS FUND II, L.P.
By:	General Catalyst Partners II, LP its General Partner

By:	General Catalyst GP II, LLC its General Partner

By:	/s/ William J. Fitzgerald
	Name:	William J. Fitzgerald
	Title:	Member & CFO

TORONTO DOMINION CAPITAL (U.S.A.), INC.
By:	/s/ Richard Grinnell
	Name:	Richard Grinnell
	Title:	Vice President

BCE, INC.
By:	/s/ Gary Rubinoff
	Name:	Gary Rubinoff
	Title:	Managing Director

MICHAEL MULICA
/s/ Michael Mulica

EDWARD BATTLE
/s/ Edward Battle

STEVEN BLUMENTHAL
/s/ Steven Blumenthal

TODD CAROTHERS
/s/ Todd Carothers

ROBERT DAY
/s/ Robert Day

ANDRE DE VERTEUIL
/s/ Andre de Verteuil